Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Limited Brands, Inc. and, with respect to the Registration Statement on Form S-3, in the related Prospectus:

Registration Statement (Form S-3ASR No. 333-146420)

Registration Statement (Form S-8 No. 33-49871)

Registration Statement (Form S-8 No. 333-110465)

Registration Statement (Form S-8 No. 333-04927)

Registration Statement (Form S-8 No. 333-04941)

Registration Statement (Form S-8 No. 333-118407)

Registration Statement (Form S-8 No. 333-161841);

of our report dated March 27, 2009, except for the effects of the adoption of SFAS 160 and related disclosures in Notes 1, 2, and 10 as to which the date is June 12, 2009 and Note 24 as to which the date is November 10, 2009, with respect to the consolidated financial statements of Limited Brands, Inc. and subsidiaries included herein.

/s/ Ernst & Young LLP

Columbus, Ohio

November 10, 2009